UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

ANSWERS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32255 (Commission File Number)	98-0202855 (IRS Employer Identification No.)

237 West 35th Street, Suite 1101 New York, NY (Address of principal executive offices)	10001 (Zip code)

Registrant’s telephone number, including area code: (646) 502-4777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On April 11, 2011, Answers Corporation (“Answers.com”), announced that its Board of Directors, advised by its independent financial and legal advisors, has concluded that the proposed transaction with AFCV Holdings, LLC (“AFCV”) remains in the best interests of Answers.com’s stockholders and unanimously reaffirmed its recommendation that stockholders vote to adopt the merger agreement between Answers.com and AFCV, a portfolio company of growth equity investor Summit Partners.

As more fully described below, Answers.com also announced the determination of its Board to reject an unsolicited proposal from a certain Brad D. Greenspan, purporting to represent Social Slingshot Pte Ltd. and eJuggernaut LLC, to acquire a controlling interest in Answers.com (the “Greenspan Proposal”).

The Greenspan Proposal

On Saturday, April 9, 2011, Israel time, Mr. Robert Rosenschein, chief executive officer of Answers.com, received by e-mail a letter, dated April 8, 2011, from Mr. Greenspan setting forth a proposal to acquire a controlling interest in Answers.com.   Mr. Greenspan purported to deliver the letter “as representative of eJuggernaut LLC, and Social Slingshot Pte Ltd.”  While the letter is not entirely clear or self-consistent, the following appear to be the terms of the acquisition proposal:

●	Common stockholders would be paid a price per share of $13.50 in cash.

●
Stockholders would have the option to continue to hold some or all of their shares and receive cash for the balance.  The proposal contemplates that approximately 10% of the post-transaction company shares would be held by existing investors.

●
All stockholders would receive two stock warrants, an A Warrant and a B Warrant, exercisable “over the next 24 months.” The A Warrant would be exercisable at $23.50 per share, and the B Warrant would be exercisable at $46.50 per share.  No other terms of the proposed warrants were described.

●
The stock position held by funds affiliated with Redpoint Ventures would be acquired by Mr. Greenspan’s unspecified “equity backers” directly from Redpoint on the same terms as AFCV ($10.50 per share on a common stock equivalent basis) plus a 1% premium, plus any reasonable legal costs for review of any new purchase agreements with Redpoint, plus any penalties Redpoint is obligated to pay for terminating its sale or voting agreement with AFCV.  The purchase would be consummated within 30 days, at which time the two representatives of Redpoint on the Answers.com Board would resign and would be replaced.

The proposal letter makes certain statements with respect to financing, diligence and documentation, and timing.

●
With respect to financing, Mr. Greenspan purports “to have obtained verbal indications of interest for capital commitments more then sufficient to conclude our offer, thru [sic] our discussions with several private equity investment firms and certain institutional investors both in Singapore and the United States (who are not currently stockholders).”

●
Mr. Greenspan also “intend[s] to use a $55 million dollar bank loan from a major U.S. bank as part of the overall funding mix that will be used to consummate” the transaction, including the acquisition of the Redpoint equity interest.

●	The proposal contemplated “an expedited due diligence review” and “would anticipate relying generally on the representations, warranties, conditions and covenants previously negotiated with AFCV.”

●	Mr. Greenspan “expect[s] the merger agreement can be signed within 30 days and a transaction closed within 90 days from” the date of the letter.

While not entirely clear, the proposal letter also appears to reflect the following plans for Answers.com, if the proposed transaction were consummated:

●	Answers.com would be led by Mr. Greenspan; however, no information as to the remainder of the management team was provided.

●
Answers.com would be offered the opportunity in the future to acquire from eJuggernaut, Social Slingshot or certain investor parties certain internet properties in exchange for restricted stock or publicly traded stock of Answers.com.

Consideration by the Answers.com Board

Mr. Greenspan’s proposal letter was distributed to all of the Answers.com directors on April 9, 2011 following receipt.

The Answers.com Board convened a telephonic meeting to discuss Mr. Greenspan’s proposal on Sunday April 10, 2011, together with its financial and legal advisors.   All directors were present, except Mr. Mark Tebbe, who was in transit at the time but who confirmed his agreement with the determinations made by the Board.

At the meeting, the Board, with its advisers, thoroughly considered Mr. Greenspan’s proposal letter.  Following its consideration, the Board unanimously concluded that the letter does not constitute, and is not reasonably likely to become a Superior Proposal (as defined in Answers.com’s existing merger agreement with AFCV).  The Board therefore determined to reject the proposal and reaffirmed its recommendation that Answers.com stockholders vote at the special meeting of stockholders to adopt the merger agreement and for the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes.  The Board also determined to adjourn the special meeting of stockholders immediately after it is convened for 48 hours in order to give stockholders additional time to reflect upon and to react to Mr. Greenspan’s letter and the Board’s response.

In making its determination, the Board considered that under Mr. Greenspan’s proposal stockholders could receive $13.50 per share of common stock in exchange for their shares if such were to ultimately be consummated, as compared to $10.50 per share of common stock under the terms of the AFCV merger agreement.  The Board also considered that under Mr. Greenspan’s proposal, stockholders could elect to retain their equity interest in Answers.com, and that all stockholders, irrespective of whether they received cash or retained their shares, would receive warrants to acquire common stock of Answers.com.

The Board nonetheless concluded that Mr. Greenspan’s proposal was unlikely to become a Superior Proposal, as defined in the merger agreement, for the following reasons:

●
Financing.  The Board had substantial doubt whether Mr. Greenspan would obtain the funding required to consummate his proposal, which could be in excess of $150 million.  In this regard, among other things, the Board noted that:

▪
According to its website, socialslingshotfund.com, Social Slingshot is a S$5 million Singapore based incubator fund; Answers.com was unable to locate any publicly available information for eJuggernaut.

▪
The proposal was not accompanied by any written funding commitments, which would customarily be expected to be provided with a competing acquisition proposal delivered on the eve of a stockholder meeting to adopt a merger agreement previously recommended by the Board.

▪
The proposal letter stated that Mr. Greenspan had “obtained verbal indications of interest for capital commitments more then sufficient to conclude our offer, thru [sic] our discussions with several private equity investment firms and certain institutional investors,” but did not identify who provided those commitments or the amounts, terms or conditions of such commitments.

▪
The proposal letter states that Mr. Greenspan “intend[s] to use a $55 million dollar bank loan from a major U.S. bank as part of the overall funding mix that will be used to consummate” the transaction.  The proposal does not indentify this bank.  Also, in consultation with its financial advisors, the Board determined that it was unlikely that Answers.com’s existing cash flow could support such debt load.  The proposal letter fails to explain how Answers.com could in fact service the proposed bank loan or whether there were other sources of support proposed to be utilized for debt service.

●
Timing.  Even if funds were theoretically available in sufficient amount to consummate Mr. Greenspan’s proposal, there is substantial uncertainty as to the timing of its consummation.  By contrast, subject to the few remaining customary conditions contained in the AFCV merger agreement, the merger with AFCV would likely be consummated promptly following the vote of stockholders to adopt the merger agreement, scheduled for this week.  In this regard, among other things, the Board noted that:

▪
The proposal is subject to due diligence.  While Mr. Greenspan purports to have resources for the purpose of conducting expedited due diligence, there is no certainty as to the outcome of the diligence exercise.

▪
Under Mr. Greenspan’s proposal, all stockholders would receive warrants to acquire common stock in the post-transaction company.  In the absence of an available exemption, these warrants must be registered under the Securities Act of 1933.  There is no assurance as to the time that would be required to complete the registration process.

▪	Mr. Greenspan’s letter suggests that the transaction could be completed within 90 days. However, the letter offers no basis for this assessment.

▪
Even if the transaction under Mr. Greenspan’s proposal letter could be accomplished in 90 days as Mr. Greenspan’s letter suggests, the transaction would be subject to financial and business risks during that period, particularly in respect of the operational challenges faced by Answers.com and discussed on pages 32-33 of the definitive proxy statement.

●
Treatment of Redpoint Preferred Stock.  Under Mr. Greenspan’s proposal, the Redpoint affiliated funds, which own the Answers.com Series A and Series B convertible preferred stock and warrants, would receive a lower cash consideration than the holders of common stock, on a common stock equivalent basis.  Mr. Greenspan fails to explain why these funds would likely agree to receive less than all other stockholders, and the Board had no reason to believe that Redpoint would agree to do so.  The holders of the Answers.com preferred stock hold approximately 25% of the outstanding vote required to approve any merger transaction, which could increase to in excess of 30% if the Redpoint affiliated funds determined to exercise their warrants.  There is substantial uncertainty whether any transaction could be approved without the voting support of the Redpoint affiliated funds.

●	Concerns Regarding Mr. Greenspan. The Board expressed concerns regarding Mr. Greenspan and significant uncertainty regarding his ability to conclude the proposal reflected in his letter:

▪
Mr. Greenspan delivered his proposal to Mr. Rosenschein by e-mail over a weekend less than three business days before the meeting scheduled to vote on the merger transaction with AFCV.  The merger agreement with AFCV was announced on February 3, 2011, more than two months prior to the delivery of the proposal.

▪
Based upon publicly available information, it appears that Mr. Greenspan has never concluded an acquisition of a public company.  In fact, based upon publicly available information, it appears that on at least two occasions, Mr. Greenspan made offers to acquire a public company but was unable to complete or consummate those offers.

▪	Despite the complexity of his proposal, Mr. Greenspan has not identified any investment banking firm or other financial advisor assisting with respect to the proposal.

●	Other Considerations. The Board also considered certain other issues.

▪
Because all stockholders would be retaining an equity interest in the post-transaction company, the plans for Answers.com following the transaction would be relevant to the voting and investment decisions of the stockholders.  The proposal letter indicates that Mr. Greenspan would seek to combine Answers.com with other internet properties, but provides no clear description of those properties or a business plan for the combined entity.  Even if Mr. Greenspan were to provide such information, there is no assurance that the Board would agree with his business plan and or be able to recommend the proposed transaction to stockholders based on that plan.

▪
While the proposal letter purports to indicate that Mr. Greenspan would model the transaction documentation on the AFCV merger agreement, there is no assurance that Answers.com could reach agreement with Mr. Greenspan on documentation for the proposed transaction.

▪	The proposal letter contains numerous inconsistencies, ambiguities, and typographical and grammatical errors, casting further doubt on its credibility.

▪
Under the terms of the AFCV merger agreement, even if the Board determines that Mr. Greenspan’s proposal constitutes a Superior Proposal, Answers.com may only terminate the merger agreement to enter into a definitive agreement with respect to the proposal.  There is no assurance that Answers.com would be in a position to enter into a definitive agreement with Mr. Greenspan, on a timely basis or at all.  Even if Answers.com were able to enter into a definitive agreement, it would be required under the terms of the AFCV merger agreement to pay a break up fee and to reimburse AFCV for certain expenses at that time, without assurance that a transaction under Mr. Greenspan’s proposal would ultimately be consummated.

In light of these considerations and other factors regarding the risks faced by Answers.com and described in the definitive proxy statement, the Answers.com Board of Directors concluded that Mr. Greenspan’s proposal did not constitute, and would not reasonably be expected to become, a Superior Proposal, as defined in the AFCV merger agreement, and has reaffirmed its recommendation set forth in the definitive proxy statement in favor of adoption of the merger agreement.

A copy of the Greenspan Proposal is attached hereto as Exhibit 99.1

On April 11, 2011, Answers.com issued a press release, attached hereto as Exhibit 99.2.  The press release announced that the Answers.com Board of Directors has rejected the Greenspan Proposal, continues to recommend that Answers.com stockholders vote in favor of the pending merger with AFCV and will adjourn the special meeting of stockholders to vote on adoption of the merger agreement with AFCV immediately after it is commenced and  reconvene the meeting at 10:00 a.m. Eastern Time on Thursday, April 14, 2011, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

Item 9.01.  Financial Statements and Exhibits

(d)      Exhibits.  The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Letter from Brad D. Greenspan, dated April 8, 2011

99.2	Press Release, dated April 11, 2011, issued by Answers Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Answers Corporation

Date:	April 11, 2011	By:	/s/ Caleb A. Chill
			Name:	Caleb A. Chill
			Title:	VP General Counsel & Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Letter from Brad D. Greenspan, dated April 8, 2011

99.2	Press Release, dated April 11, 2011, issued by Answers Corporation